

GUINEA-BISSAU
Bissorã
Bafatá
Piche
Cabuca
Gaoual
Mali
Labé
Tougué
Dinguiraye
Siguiri
Kouroussa
Dabola
Télimélé
Boké
Campeane
Djarga
Bijante
Guileje
Timbo
Mamou
Fria
Boffa
Kindia
G U I N E A
Faranah
Kankan
Dandéla
Conakry
Kabala
Kamakwie
Batkanu
Makeni
Lunsar
Magburaka
Sefadu
Koidu
Freetown
SIERRA LEONE
Moyamba
Bo
Kenema
Mandu
Bonthe
Pujehun
Kissidougou
Kérouané
Biramadougou
Sidikidougou
Beyla
Sinko
Macenta
Morigouédougou
Nzérékoré
Yomou
Bopolu
Belle Yella
Gbanka
Robertsport
L I B E R I A
Wong
Tapeta
Monrovia
Bojesi
Buchanan
Zwedru
River Cess
Duabo
Danané
Binhouyé
Guiboblì
Yanfolila
Niénambala
Niassoumala
Guéléninkoro
Boukaria
Fari Ndantari
Atlantic
Ocean